Exhibit 23(b)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8), pertaining to the American Eagle Outfitters, Inc. 2005 Stock Award and Incentive Plan, of our report dated April 8, 2005, with respect to the consolidated financial statements of American Eagle Outfitters, Inc., American Eagle Outfitters, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of American Eagle Outfitters, Inc., included in the Annual Report (Form 10-K) for the fiscal year ended January 29, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

June 24, 2005